Exhibit 99.5

LENNAR CORPORATION

Offer to Exchange up to 33,298,764 Shares of Class A Common Stock of

MILLROSE PROPERTIES, INC.

Which are Owned by Lennar Corporation

For Shares of Class A Common Stock of

LENNAR CORPORATION

Pursuant to the Prospectus dated October 10, 2025

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 7, 2025, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF CLASS A COMMON STOCK OF LENNAR CORPORATION VALIDLY TENDERED IN RESPONSE TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

To Our Clients:

Enclosed for your consideration are the prospectus dated October 10, 2025 (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”), including instructions therefor, for tendering shares of Class A common stock of Lennar Corporation, a Delaware corporation (“Lennar”), par value $0.10 per share (“Lennar Class A Common Stock”), which collectively constitute the offer (the “Exchange Offer”) by Lennar to exchange up to an aggregate of 33,298,764 shares of Class A common stock of Millrose Properties, Inc., a Maryland corporation (“Millrose”), par value $0.01 per share (“Millrose Class A Common Stock”), which are owned by Lennar.

We are the holder of record (directly or indirectly) of shares of Lennar Class A Common Stock held for your account. As such, a tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of Lennar Class A Common Stock held by us for your account.

Please instruct us as to whether you wish us to tender any or all of the shares of Lennar Class A Common Stock held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus.

Your attention is directed to the following:

1.   Lennar is offering to exchange up to an aggregate of 33,298,764 shares of Millrose Class A Common Stock which are owned by Lennar for outstanding shares of Lennar Class A Common Stock that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer. If the offer is oversubscribed, tendered shares of Lennar Class A Common Stock will be accepted on a pro rata basis, in proportion to the total number of shares tendered, except as described in the Prospectus. For each share of Lennar Class A Common Stock accepted in the Exchange Offer, you will receive a number of shares of Millrose Class A Common Stock based upon the Average Lennar Price and 94% of the Average Millrose Price (each as defined below), subject to an upper limit of 4.1367 shares of Millrose Class A Common Stock per share of Lennar Class A Common Stock. See “The Exchange Offer — Terms of the Exchange Offer.” If the Average Lennar Price and the Average Millrose Price were calculated with regard to October 7, 8 and 9, for each $100 of Lennar Class A Common Stock accepted in the Exchange Offer you would receive approximately $106.38 of Millrose Class A Common Stock.

IF THE UPPER LIMIT IS IN EFFECT, YOU WILL RECEIVE LESS THAN THE SHARES OF MILLROSE CLASS A COMMON STOCK YOU WOULD OTHERWISE RECEIVE, AND YOU COULD RECEIVE MUCH LESS.

The “Average Lennar Price” and the “Average Millrose Price” will be determined by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAPs”) of Lennar Class A Common Stock and Millrose Class A Common Stock, respectively, on the New York Stock Exchange (the “NYSE”) during the three consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be November 3, November 4, and November 5, 2025). The daily VWAPs for shares of Lennar Class A Common Stock or Millrose Class A Common Stock, as the case may be, will be the VWAP per share of that stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time.

2.   Upon the terms and subject to the conditions set forth in the Prospectus, the Letter of Transmittal and the Instruction Booklet, tendering stockholders whose shares of Lennar Class A Common Stock are accepted by Lennar pursuant to the Exchange Offer will receive Millrose Class A Common Stock (or cash in lieu of fractional shares).

3.   Lennar’s obligation to exchange shares of Millrose Class A Common Stock for shares of Lennar Class A Common Stock is subject to certain conditions, as described in the Prospectus, which you should read carefully and in its entirety. In addition, Lennar can withdraw the Exchange Offer at any time before it accepts tendered shares.

4.   Shares of Lennar Class A Common Stock validly tendered in response to the Exchange Offer may be withdrawn at any time prior to the expiration of the Exchange Offer and, unless Lennar has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once Lennar accepts shares of Lennar Class A Common Stock pursuant to the Exchange Offer, your tender is irrevocable.

5.   Tendering stockholders who fail to complete and sign the IRS Form W-9 provided in the Letter of Transmittal or complete and sign an appropriate IRS Form W-8, as applicable, may be subject to required U.S. federal backup withholding applicable to the gross cash proceeds payable to such stockholder or other payee pursuant to the Exchange Offer. Neither Lennar nor Millrose will indemnify any individual stockholder for any taxes that may be incurred in connection with the Exchange Offer.

6.   Participants in the Lennar 401(k) Plan (as defined in the Prospectus) should follow the special instructions that are being sent to them by or on behalf of the Lennar 401(k) Plan administrator. Lennar 401(k) Plan participants may not use the Letter of Transmittal to direct the tender of shares of Lennar Class A Common Stock held in the Lennar 401(k) Plan, but must use the Exchange Offer election form provided to them by the Plan administrator. Such Lennar 401(k) Plan participants must direct the Lennar 401(k) Plan trustee (or designee) to tender all, some or none of the shares of Lennar Class A Common Stock allocable to their Lennar 401(k) Plan accounts, subject to the limitations set forth in any special instructions provided to them. To allow sufficient time for the tender of shares by the Lennar 401(k) Plan trustee (or designee), tendering 401(k) Plan participants must provide the Plan administrator with the requisite instructions by the deadline specified in the special instructions provided to them, unless the Exchange Offer is extended. If the Exchange Offer is extended, and if administratively feasible, the deadline for receipt of the Lennar 401(k) Plan participants’ direction may also be extended.

The Exchange Offer is made solely by means of the Prospectus and the enclosed Letter of Transmittal and Instruction Booklet and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Lennar Class A Common Stock in any jurisdiction in which the offer, sale or exchange is prohibited. If you are in a jurisdiction where offers to sell or exchange, or solicitations of offers to buy or exchange, the securities offered by the Exchange Offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer does not extend to you.

If you wish to have us tender any or all of the shares of Lennar Class A Common Stock we are holding for your account, please complete, sign, detach and return to us the instruction form on the reverse side of this letter. If you authorize the tender of your shares of Lennar Class A Common Stock, all such shares will be tendered unless otherwise specified on the instruction form. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration date of the Exchange Offer.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 7, 2025, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Instructions with Respect to

LENNAR CORPORATION

Offer to Exchange up to 33,298,764 Shares of Class A Common Stock of

MILLROSE PROPERTIES, INC.

which are owned by Lennar Corporation

for Shares of Class A Common Stock of

LENNAR CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed prospectus dated October 10, 2025 (the “Prospectus”) and the related Letter of Transmittal and Information Booklet in connection with the offer by Lennar Corporation (“Lennar”) to exchange up to an aggregate of 33,298,764 shares of Class A common stock of Millrose Properties, Inc. (“Millrose”), par value $0.01 per share, which are owned by Lennar, for shares of Class A common stock of Lennar, par value $0.10 per share (“Lennar Class A Common Stock”).

This instructs you to tender the number of shares of Lennar Class A Common Stock indicated below (or if no number is indicated below, all shares of Lennar Class A Common Stock held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal and Instruction Booklet that has been furnished to the undersigned.

Account Number:

Number of shares of Lennar Class A Common Stock to be tendered*:

*	Unless otherwise indicated, it will be assumed that all shares of Lennar Class A Common Stock we hold for your account are to be tendered.

ODD-LOTS

☐ By checking this box, I represent that I own beneficially fewer than 100 shares of Lennar Class A Common Stock and am tendering all my shares of Lennar Class A Common Stock. Dated: ______________, 2025

Signature(s)

Please type or print your name(s) here

Please type or print address

Area Code and Telephone Number

Tax Identification or Social Security Number(s)
(If you don’t have a Tax Identification or Social Security Number, please enter four zeros (0000).)

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, THE INFORMATION AGENT, ANY OF THE DEALER MANAGERS, MILLROSE OR LENNAR. DELIVERY TO THE EXCHANGE AGENT, THE INFORMATION AGENT, ANY OF THE DEALER MANAGERS, MILLROSE OR LENNAR WILL NOT CONSTITUTE A VALID DELIVERY.

4